
                                                                                                        ____________________________

FORM 4                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                                  OMB APPROVAL
                                           WASHINGTON, D.C. 20549                                       OMB Number:        3235-0287
[ ] Check this box if no                                                                                Expires:    January 31, 2005
    longer subject to           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                            Estimated average burden
    Section 16. Form 4                                                                                  hours per response.......0.5
    or Form 5 obligations                                                                               ____________________________
    may continue. SEE
    Instruction 1(b).

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility

                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
____________________________________________________________________________________________________________________________________
1.  Name and Address of        2.  Issuer Name and Ticker                            6.  Relationship of Reporting Person(s) to
    Reporting Person*              or Trading Symbol                                     Issuer (Check all applicable)

    Shea, Edmund H., Jr.           VNGD                                              ____Director                   X 10% Owner
_________________________________________________________________________________                                 ____
    (Last) (First) (Middle)    3.  IRS Social Security       4.  Statement for       ____Officer (give            ____Other (specify
                                   Number of Reporting           Month/Year                      title below)                below)
    655 Brea Canyon Road           Person, if an entity                                  _______________________________________
___________________________        (Voluntary)                   05/02
    (Street)                                                 ____________________    _______________________________________________
                                                             5.  If Amendment,       7.  Individual or Joint/Group Filing
    Walnut,  CA    91789                                         Date of Original        (Check Applicable Line)
___________________________                                      (Month/Year)        ___Form filed by One Reporting Person
    (City) (State) (Zip)                                                              X Form filed by More than One Reporting Person
                                                                                     ___
____________________________________________________________________________________________________________________________________
                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIARY OWNED
____________________________________________________________________________________________________________________________________
1.  Title of Security    2.  Transaction    3. Transaction    4. Securities         5. Amount of       6. Ownership    7. Nature of
    (Instr. 3)               Date              Code              Acquired (A)          Securities         Form:           Indirect
                                               (Instr. 8)        or Disposed           Beneficially       Direct(D)       Beneficial
                            (Month/                              of (D)                Owned at           or              Ownership
                            Day                                  (Instr. 3, 4          End of Month       Indirect
                            Year)                                and 5)                                   (I)             (Instr. 4)
                                            ________________________________________   (Instr. 3
                                                                                       and 4)             (Instr. 4)
                                            Code    v            Amount (A) or Price
                                                                        (D)
____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                     SEC1474 (3-99)



                                                                          1 of 3


FORM 4 (CONTINUED)                          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
____________________________________________________________________________________________________________________________________

1. Title of Derivative   2. Conver-    3. Trans-   4. Trans-    5. Number of      6. Date Exer-         7. Title and    8. Price
    Security                sion or       action      action       Derivative        cisable and           Amount of       of
    (Instr. 3)              Exercise      Date        Code         Securities        Expiration            Underlying      Deriv-
                            Price of                  (Instr.      Acquired (A)      Date                  Securities      ative
                            Deri-         Month/      8)           or Disposed       (Month/Day/           (Instr. 3       Security
                            vative        Day/                     of (D)            Year)                 and 4)          (Instr.
                            Security      Year                     (Instr. 3,4                                             5)
                                                                   and 5)
                                                   _____________________________________________________________________
                                                   Code    V    (A)          (D)  Date      Expi-       Title  Amount
                                                                                  Exer-     ration             or
                                                                                  cisable   Date               Number
                                                                                                               of
                                                                                                               Shares
____________________________________________________________________________________________________________________________________
Secured Convertible      $15.751       05/17/2002   P            1                05/15/2002 06/30/2002 Common 3,174,402 See
Demand Note                                                                                             Stock            Explanation
                                                                                                                         below
____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________




9. Number        10. Owner-        11. Nature
   of Deriv-         ship              of
   ative             Form of           Indirect
   Securities        Deriv-            Benefi-
   Bene-             ative             cial
   ficially          Security:         Owner-
                     Direct            ship

   Owned at          (D) or            (Instr.4)
   end of            Indirect
   Month             (I)
   (Instr. 4)        (Instr. 4)
________________________________________________

   1                 I                 By Shea
                                       Ventures,
                                       LLC
________________________________________________

________________________________________________

________________________________________________

________________________________________________

________________________________________________

________________________________________________

________________________________________________

________________________________________________

________________________________________________

EXPLANATION OF RESPONSES:
Issuer issued the Secured Convertible Demand Note to Shea Ventures, LLC in exchange for a loan by Shea Ventures, LLC in the amount of $500,000.

**   Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                            /s/ EDMUND H. SHEA, JR.                        5/7/02
                                                                            ________________________________________________________
                                                                            **Signature of Reporting Person                Date
                                                                                 Edmund H. Shea, Jr.

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient, sEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



                                     2 of 3

Other Reporting Persons:

   o     J.F. Shea Co., Inc., 655 Brea Canyon Road, Walnut, CA 91789
   o     John F. Shea, 655 Brea Canyon Road, Walnut, CA 91789
   o     Peter O. Shea, Jr., 655 Brea Canyon Road, Walnut, CA 91789
   o     Shea Ventures, LLC, 655 Brea Canyon Road, Walnut, CA 91789


Name of designated filer:  Edmund H. Shea, Jr.

Each Reporting Person disclaims beneficial ownership of the shares reported on this form except to the extent of shares directly owned by such Reporting Person or to the extent of such Reporting Person's pro rata equity interest in any legal entity reporting beneficial ownership.

                           ** Signatures of Other
Reporting Persons:


                             J.F. SHEA CO., INC.


                             By:      /s/ EDMUND H. SHEA, JR.
                                      __________________________________

                                      Name  Edmund H. Shea, Jr.
                                          ______________________________

                                      Title Vice President
                                            ____________________________


                                      /s/ JOHN F. SHEA
                                      __________________________________
                                                        John F. Shea

                                      /s/ PETER O. SHEA, JR.
                                      __________________________________
                                                        Peter O. Shea, Jr.

                             SHEA VENTURES, LLC


                             By:      /s/ EDMUND H. SHEA, JR.
                                      __________________________________

                                      Name  Edmund H. Shea, Jr.
                                          ______________________________

                                      Title Vice President
                                           _____________________________


                                     3 of 3